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                                                                    EXHIBIT 23


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 33-69554, 333-53296, 333-53296-01, 333-53296-02 and 333-53296-03 on Form S-3 of
TXU US Holdings Company of our report dated March 11, 2004 (which includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards Nos. 145 and 142 and the rescission of Emerging Issues Task Force Issue 98-10 as described in Notes 1, 6 and 2, respectively, of the Notes to the Financial Statements), appearing in TXU US Holdings Company's Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
March 18, 2004